UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2016

Alliance One International, Inc.

(Exact name of Registrant, as specified in its charter)

Virginia	001-13684	54-1746567
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

(919) 379-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

To update information included in Item 7.01 of the Current Report on Form 8-K dated September 27, 2016 of Alliance One International, Inc. (“Alliance One” or the “Company”), Alliance One intends to enter into a credit agreement with certain bank lenders (the “ABL Lenders”) to establish a revolving asset-based lending facility (the “ABL Facility”). Along with the issuance of the senior secured first lien notes (the “notes”) referenced in Item 8.01 of this Current Report on Form 8-K, the ABL Facility will replace Alliance One’s existing $210.3 million senior secured revolving credit facility (the “Existing Credit Facility”). The following describes the anticipated terms of the ABL Facility.

The ABL Facility may be used for revolving credit loans, swingline loans and letters of credit from time to time up to an initial maximum principal amount of $60.0 million, subject to the limitations described below in this paragraph. Under certain conditions, Alliance One may solicit the ABL Lenders or other prospective lenders to provide additional revolving loan commitments under the ABL Facility in an aggregate amount not to exceed $15.0 million (less the aggregate principal amount of any notes exceeding $275.0 million issued under the indenture governing the notes). The ABL Facility will specify the maximum amount of letters of credit that may be outstanding at any one time. The maximum amount of swingline loans that may be outstanding at any one time is $5.0 million and the amount available under the revolving credit facility is limited by a borrowing base consisting of eligible accounts receivable and inventory as follows:

•	85% of eligible accounts receivable, plus

•	the lesser of (i) 85% of the appraised net-orderly-liquidation value of eligible inventory or (ii) 65% of eligible inventory valued at the lower of cost (based on a first-in first-out basis) and market value thereof (net of intercompany profits).

The borrowing base is anticipated to be subject to a $25.0 million deduction and customary reserves, which are to be established by the ABL Agent in its permitted discretion from time to time.

In addition, loans under the ABL Facility shall not be made if after incurrence of such loans there will be more than $180.0 million of unrestricted cash and cash equivalents in the aggregate on the consolidated balance sheet of the Company and its subsidiaries.

The ABL Facility permits both base rate borrowings and LIBOR borrowings. Borrowings under the ABL Facility will bear interest at an annual rate equal to LIBOR plus 250 basis points or 150 basis points above base rate, as applicable, with a fee on unused borrowings initially at an annual rate of 50 basis points until March 31, 2017 and thereafter at annual rates ranging from 37.5 to 50 basis points based on our average quarterly historical utilization under the ABL Facility.

Alliance One expects that the ABL Facility will mature on January 14, 2021.

In addition, customary mandatory prepayments of the loans under the ABL Facility are expected to be required upon the occurrence of certain events including, without limitation, certain dispositions of assets outside of the ordinary course of business in respect of certain collateral securing the ABL Facility, unrestricted cash and cash equivalents on the Company’s consolidated balance sheet exceeding $180.0 million for a period of seven consecutive business days, and certain casualty and condemnation events. With respect to base rate loans, accrued interest would be payable quarterly in arrears on the last business day of each calendar quarter and, with respect to LIBOR loans, accrued interest would be payable on the last day of any applicable interest period, but not less frequently than every three months.

The Company’s obligations under the ABL Facility (and certain related obligations and obligations in respect of certain hedging arrangements) are expected to be (a) guaranteed by its subsidiary, Alliance One Specialty Products, LLC (the “Initial Guarantor”), and each material domestic subsidiary of Alliance One (currently there are no material domestic subsidiaries of Alliance One) (collectively with the Company, the “Credit Parties”) and (b) secured by collateral (the “Collateral”), which is to consist of (i) security interests in substantially all of the personal property assets of the Credit Parties and (ii) mortgages on certain owned real property of the Credit Parties including those with a value that exceeds a minimum threshold.

The liens and other security interests granted by the Credit Parties on the Collateral for the benefit of the ABL Lenders (and certain related secured parties) will be, subject to certain permitted liens, secured by first-priority security interests on a pari passu basis with the security interests securing the notes. The obligations of Alliance One and Alliance One’s guarantors under the ABL Facility and the notes and any related guarantee will have respective priorities in a waterfall with respect to portions of the Collateral to be set forth in an intercreditor agreement to be entered into by the agent for the ABL Lenders and a collateral agent with respect to the notes.

Cash Dominion. Under the terms of the ABL Facility Alliance One expects that, if (i) an event of default has occurred and is continuing or (ii) excess borrowing availability under the ABL Facility (based on the lesser of the commitments thereunder and our borrowing base) (the “Excess Availability”) falls below a specified amount for more than three consecutive business days, the Credit Parties will become subject to cash dominion, which will require daily prepayment of loans under the ABL Facility with the cash deposited in certain deposit accounts of the Credit Parties, including concentration accounts, and will restrict the Credit Parties’ ability to transfer cash from their concentration accounts to their disbursement accounts. Such cash dominion period shall end when (i) if arising as a result of a continuing event of default, such event of default ceases to exist, or (ii) if arising as a result of non-compliance with the Excess Availability threshold, Excess Availability shall be equal to or greater than such specified amount for a period of 30 consecutive days.

Financial Covenants. Alliance One expects that the credit agreement governing the ABL Facility will contain a springing covenant requiring that our fixed charge coverage ratio be no less than 1.00 to 1.00 during any period commencing when our Excess Availability is less than a specified amount until such time as our Excess Availability has been equal to or greater than such specified amount for a period of 30 consecutive days.

Affirmative and Restrictive Covenants. Alliance One expects that the credit agreement governing the ABL Facility will contain customary representations and warranties, affirmative and negative covenants (subject, in each case, to customary exceptions and qualifications and others to be agreed) and events of defaults, including covenants that limit our ability to, among other things:

•	incur additional indebtedness;

•	incur certain guarantees;

•	merge, consolidate or dispose of substantially all of our assets;

•	grant liens on our assets;

•	pay dividends, redeem stock or make other distributions or restricted payments;

•	create certain dividend and payment restrictions on our subsidiaries;

•	repurchase or redeem capital stock or prepay subordinated or certain other material debt (including the notes and the Company’s existing 9.875% Senior Secured Second Lien Notes due 2021);

•	make certain investments;

•	agree to restrictions on the payment of dividends to us by our subsidiaries;

•	sell or otherwise dispose of assets, including equity interests of our subsidiaries;

•	enter into transactions with our affiliates; and

•	enter into certain sale and leaseback transactions.

Effectiveness. Alliance One expects that the effectiveness of the ABL Facility will be conditioned upon the completion of the sale of the notes described in Item 8.01 of this Current Report on Form 8-K at a minimum aggregate amount.

Establishment of the ABL Facility is not certain, and the Company can provide no assurances that the ABL Facility will be completed on the terms described above or at all. In addition, it is not certain whether, and the Company can provide no assurances that, the offering of such notes will be completed on the terms anticipated or at all. Risks and uncertainties include market conditions beyond the Company’s control, including market conditions affecting senior secured asset-based lending facilities and high-yield debt market conditions.

Item 8.01	Other Events.

On October 6, 2016, Alliance One International, Inc. (the “Company”) issued a press release announcing that it had priced $275 million aggregate principal amount of its 8.500% Senior Secured First Lien Notes due 2021. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Exhibits.

Exhibit 99.1 – Press release dated October 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2016

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ William L. O’Quinn, Jr.
William L. O’Quinn, Jr.
Senior Vice President – Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press release dated October 6, 2016